EXHIBIT 99.01

TCIC and Adelphia Finalize Transaction Forming Regional Partnership


ENGLEWOOD, Colo., Aug. 3 /PRNewswire/ -- TCI Communications, Inc., (TCIC) (Nasdaq: TCOMA TCOMB) and Adelphia Communications Corporation (Adelphia) (Nasdaq: ADLAC) today announced that they have closed their transaction to form a regional partnership that will include cable television systems in western New York, northeastern Ohio and northwestern Pennsylvania -- serving a total of 470,000 customers -- and the Empire Sports Network.

Consistent with the announcement made in June 1997, TCIC contributed to the partnership its cable television systems in Buffalo, New York; suburban Erie, Pennsylvania; and Ashtabula and Lake County, Ohio, -- serving 170,000 customers -- and minority interests in certain cable television partnerships that own approximately 20,000 customers in western New York. Adelphia contributed its systems in western New York and Lorain, Ohio, -- serving a total of 280,000 customers -- its majority interests in the western New York partnerships mentioned above, and Empire Sports Network.

TCIC holds a 33.3% interest in the partnership, and Adelphia a 66.7% interest. Adelphia will manage the properties and consolidate the partnership's results for financial reporting purposes. Additional terms of the agreement were not disclosed.

"We are pleased to have completed this transaction with TCIC," said John Rigas, Chairman and CEO of Adelphia. "We think that these properties will fit nicely into the Adelphia family of companies. We'd like to thank all those involved, especially the various municipalities and our friends at TCIC."

"We look forward to a long relationship with the exceptional management team at Adelphia," said Leo J. Hindery, Jr., President of Tele-Communications, Inc.
(TCI), TCIC's parent company. "This partnership continues our strategy of combining resources with companies like Adelphia to build upon the products and services we offer to local communities. Daniels & Associates assisted the parties with the transaction.

Tele-Communications, Inc. is traded through the TCI Group, the TCI Ventures Group and the Liberty Media Group common stocks. The Series A and Series B TCI Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols of TCOMA and TCOMB, respectively.

Adelphia is traded on the Nasdaq National Market with Common Stock under the symbol ADLAC.

CONTACT: LaRae Marsik or Katina Vlahadamis of TCI Media Relations, 303-267-5273; or Tim Rigas of Adelphia Communications Corporation, 814-274-9830